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                                                                   Exhibit 10.11

November 13, 2001


Ken Denman
50 Cherry Hills Drive
Englewood, CO  80110

Dear Ken,

iPass Inc. (the "Company") is pleased to offer you the position of President and Chief Executive Officer of the Company, reporting to the Board of Directors. The following is a summary of the terms and provisions of this offer of employment.

Your first date of employment was October 30, 2001 ("Start Date"). You will be paid an annual salary of $250,000 per year (or $10,416.67 semi-monthly), less standard deductions and withholdings. You also will be eligible to receive an annual bonus of up to $100,000, less standard deductions and withholdings, if you achieve the performance goals set for the Company and for you personally. The Board of Directors, in consultation with you, will set the goals applicable to your first year of employment within 60 days following the Start Date, and annually thereafter. The Company will have the sole discretion to determine whether you and the Company have achieved these goals and to determine the amount of any bonus. Any such bonus will be considered earned as of the anniversary of your first date of employment (October 30) and, if earned, the bonus will be paid to you within 45 days of this date. You must be employed by the Company on the anniversary date to earn any such bonus.

Notwithstanding the foregoing, the Company will pay to you $25,000, less standard deductions and withholdings, as a guaranteed portion of your first-year bonus (the "Guaranteed Bonus"). The Guaranteed Bonus will be paid to you on a date you choose between October 30, 2001 and January 31, 2002. If within the first year of your employment, you resign or are terminated for Cause (as defined in the Company's 1999 Stock Option Plan), you agree to repay the Guaranteed Bonus and you hereby authorize the Company to deduct any such amount to be repaid from your final check, your final vacation payout or your final expense reimbursement.

Subject to approval of the Company's Board of Directors, you will receive an option to purchase 2,675,300 shares of the Company's common stock (the "Option"). The shares subject to the Option will vest over four years, with 12.5% of the shares vesting upon your completion of six months of continuous employment, and 2.083% vesting for each month of continuous employment thereafter. In addition, if, within eighteen (18) months of the closing of a Corporate Transaction, (i) your employment by the Company or an affiliate is terminated by the Company without Cause

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(as defined in the Company's 1999 Stock Option Plan) or (ii) you resign your employment for "Good Reason" (as defined below), then all of the shares covered by the Option will be deemed vested upon the date of such termination. For the purposes of this agreement:

         - "Corporate Transaction" will mean (i) the sale of all or substantially all of the assets of the Company or (ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing. For purposes of determining whether the shareholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person's ownership afterwards; and

         - "Good Reason" shall mean resignation by you of your employment because (i) the Company requires that you relocate to a worksite that is more than 60 miles from its current principal executive office, unless you agree to such a relocation; or
                  (ii) the Company reduces your monthly salary below the gross rate of the then-existing rate at the time of the closing of the Change of Control, unless you agree in writing to such reduction.

The Option shall be subject to the terms of a separate stock option agreement and the Company's 1999 Stock Option Plan. Subject to the terms of your option agreement, you may exercise the Option to purchase shares prior to vesting, but any unvested shares will remain subject to the Company's option to repurchase if you leave employment with the Company.

During the first year of your employment, the Company will reimburse you for reasonable actual expenses for lodging and car rental up to a maximum of $3,500 per month. Current federal tax regulations require that the Company report these reimbursements as income. To help offset taxes that may be owed on expenses reimbursed by the Company under this provision, the Company will provide an annual imputed tax adjustment of 38.45% of all taxable amounts under this provision.

During your first year of employment, the Company also will reimburse you for one weekly roundtrip, economy class airline ticket for travel between the San Francisco Bay Area and your current place of residence. Again, current federal tax regulations require that the Company report these reimbursements as income. To help offset taxes that may be owed on expenses reimbursed by the Company under this provision, the Company will provide an annual imputed tax adjustment of 38.45% of all taxable amounts under this provision.

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You will also be entitled to participate in the Company's standard benefit plans, including its 401(k) plan. The Company offers its employees health, dental, vision, life, AD&D, and short term and long term disability insurance. The health and dental plans provide you with several options regarding your care. Please read the enclosed information about the options available to you. You may call Mike Badgis with any questions about health insurance or any other Company benefits at (650) 232-4130. The Company may modify compensation and benefits from time to time as it deems necessary.

Your employment with the Company is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without Cause. However, if the Company terminates your employment without Cause (as defined in the Company's 1999 Stock Option Plan), and if you sign a general release of all claims against the Company in a format provided by the Company, you will receive: (1) continued payment of your then base salary for a period of six (6) months after the termination date; (2) a lump sum amount of up to one-half of your annual target bonus of $100,000 (the Board shall, in its sole discretion, determine the amount of any such payment); and (3) accelerated vesting of the Option such that any shares subject to the Option that would have vested in the six (6) month period after your termination date will be deemed vested as of your termination date. In the event that your employment is terminated without Cause during the twelve month period after the closing of a Corporate Transaction, you will receive both the severance benefits set forth in this paragraph and the accelerated vesting of the Option specified in the fourth paragraph of this offer letter.

Your employment pursuant to this offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement and upon you providing the Company with the legally required proof of your identity and authorization to work in the United States.

This letter, along with your Proprietary Information and Inventions Agreement and your stock option agreement, is the entire agreement between you and the Company and it supersedes any other agreements or promises made to you by anyone. Any additions or modifications of these terms must be in writing and signed by you and an authorized member of the Board of Directors.

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Finally, we all look forward to working and building iPass with you. Please signify your acceptance by signing and dating below and returning this offer letter to me.

Sincerely,

iPASS INC.

By:  /s/ Seth Neiman

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     Seth Neiman, Member of the Board of Directors

Accepted By:



  /s/ Ken Denman

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Ken Denman